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                          INVESTMENT BANKING AGREEMENT

         INVESTMENT BANKING AGREEMENT dated as of March 5, 1999 by and among SCM Management LLC, a New York limited liability company ("SCM Management") and Uniflex Acquisition Corp., a Delaware corporation ("Acquisition").

                                    RECITALS

         WHEREAS, Acquisition wishes to retain SCM Management to provide the investment banking services described in this Agreement; and

         WHEREAS, the parties hereto wish that this Agreement set forth the terms under which Acquisition is retaining SCM Management to provide to it investment banking services;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and wishing to be legally bound hereby, the parties hereto hereby agree as follows:

         Section 1. INVESTMENT BANKING SERVICES TO BE PROVIDED BY SCM MANAGEMENT. SCM Management shall provide the following services to Acquisition:

         (a) coordinating the equity investors and facilitating the closing of their equity investment in Uniflex, Inc., a Delaware corporation ("Uniflex") or Acquisition in connection with the merger of Acquisition into Uniflex, with Uniflex the surviving corporation ("Surviving Corporation") of the merger (the "Uniflex Merger");

         (b) assisting in, facilitating and consummating Uniflex's senior and subordinated debt financing with senior and subordinated lenders acceptable to Acquisition which will provide debt financing for the Uniflex Merger; and

         (c) providing such other investment banking services as reasonably requested by Acquisition.

         Section 2. RELATIONSHIP. The parties hereto expressly affirm that the relationship established hereby between SCM Management, on the one hand, and Acquisition, on the other hand, is that of independent contractor and principal. This Agreement shall not be construed as creating a partnership or joint venture between SCM Management on the one hand and Acquisition on the other hand. SCM Management shall have no authority to bind Acquisition.

         Section 3. COMPENSATION. As compensation for the services rendered by SCM Management to Acquisition pursuant to this Agreement, Acquisition shall pay to SCM Management $499,999 on the closing date of the Uniflex Merger, which payment shall be made by Uniflex as the Surviving Corporation of the Uniflex Merger.

        Section 4. TERM AND TERMINATION. The term of this Agreement shall begin on the date hereof and shall continue until the closing date of the Uniflex Merger.

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         Section 5. GENERAL.

         5.1 Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York without reference to the principles thereof respecting conflicts of laws.

         5.2 Parties. This Agreement shall inure to the benefit of and be binding upon the undersigned parties and their respective successors, and no other person shall have or acquire any right by virtue of this Agreement. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

         5.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior and contemporaneous oral and written communications with respect to the subject matter hereof are hereby merged herein. This Agreement may only be amended by a writing signed by the parties hereto.

         5.4 Severability. If any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions hereof shall be unimpaired and the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         5.5 Captions. The Section titles herein are for reference purposes only and shall not control or affect the meaning or interpretation of any term or provision.

         5.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.


                            [SIGNATURE PAGE FOLLOWS]



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         IN WITNESS WHEREOF, the parties hereto have caused their assent to the terms hereof to be manifested by their respective officers thereunto duly authorized as of the day and year first written above.

                                                 UNIFLEX ACQUISITION CORP.


                                                 By: /s/ James A. Parsons
                                                     -------------------------
                                                     Name:  James A. Parsons
                                                     Title: President


                                                 SCM MANAGEMENT LLC


                                                 By: /s/ Harvey Granat
                                                     -------------------------
                                                     Name:  Harvey Granat
                                                     Title: President


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